Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 11:17 AM 03/30/2015 FILED 10:46 AM 03/30/2015 SRV 150430293 - 4004678 FILE

CERTIFICATE OF AMENDMENT

OF

SS&C TECHNOLOGIES HOLDINGS, INC.

March 30, 2015

Pursuant to the provisions of § 242 of the

General Corporation Law of the State of Delaware

FIRST: The present name of the corporation is SS&C TECHNOLOGIES HOLDINGS, INC. (the “Corporation”). The date of filing of the original Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was April 6, 2010.

SECOND: Article Fourth of the Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 210,000,000 shares, consisting of (i) 200,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), (ii) 5,000,000 shares of Class A Non-Voting Common Stock, $0.01 par value per share (“Class A Common Stock”), and (iii) 5,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).”

THIRD: The foregoing amendment to the Restated Certificate of Incorporation of the Corporation has been duly adopted by the stockholders in accordance with the provisions of §242 of the General Corporation Law of the State of Delaware.

FOURTH: All other provisions of the Restated Certificate of Incorporation of the Corporation shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the date first set forth above.

SS&C TECHNOLOGIES HOLDINGS, INC.

By:
Name: Paul G. Igoe
Title: Senior Vice President and General Counsel